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                AMENDED EQUIPMENT OPTION AND PURCHASE AGREEMENT


     THIS AMENDED AGREEMENT is made this 22 day of November, 1996 between Carborundum Corporation, a Delaware corporation with principal offices at Crows Mill Road, Keasbey, New Jersey 08832 ("Licensor") and New Castle Refractories Company, a division of Dixon Ticonderoga Company, a Delaware corporation with principal offices at 915 Industrial Street, New Castle, Pennsylvania 16102 ("Licensee").

FACTS

     Licensor and Licensee previously entered into an Equipment Option and Purchase Agreement, dated August 23, 1996, which they now wish to amend and supersede as set forth below.

     Pursuant to a License and Technological Assistance Agreement (the "License Agreement") dated November 22, 1996, Licensor has granted a license to Licensee with respect to silicon carbide refractory brick technology.

     Licensee wishes to have the option to purchase certain equipment from Licensor used in the manufacture of silicon carbide refractory bricks, and Licensor is willing to grant an option to purchase such equipment.

AGREEMENT

     In consideration of the License Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1. Licensor grants to Licensee an option (the "Option") to purchase any one or all of the items of equipment listed on EXHIBIT A (the "Equipment") for the purchase price set forth on EXHIBIT A (the "Purchase Price"). The Option is exercisable at any time or times on or after the Effective Date of this Agreement (defined below) and on or before 5:00 p.m. Eastern Time on the fifth anniversary of the Effective Date. The Option may be exercised at separate times with respect to each item of Equipment.

     2. The Option may be exercised by written notice, which must provide a date (not less than ninety days nor more than one hundred eighty days from the date of delivery of the notice to Licensor) for removal of the Equipment so purchased from Licensor's facilities.

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     3.    Licensor represents and warrants that the Equipment is operable and in good condition, ordinary wear and tear excepted. Licensor covenants to maintain the equipment in good condition in accordance with its customary maintenance practices. However, Licensor will not be required to continue to maintain the equipment during the term of this Agreement if Licensor, in its sole discretion, determines that it has become economically unfeasible to do
so.   Licensee will have the right to inspect the Equipment prior to exercising the Option. Licensor will not be responsible for maintaining any item of Equipment once the Option has been exercised with respect to that item. The Equipment will be sold "as is, where is" to Licensee at Licensee's risk.

           THE LICENSOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING,
           BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF
           MERCHANTABILITY AND FITNESS FOR A PARTICULAR
           PURPOSE, WITH RESPECT TO THE EQUIPMENT.

     4. If the Option is exercised, the item or items of Equipment so purchased will be made available to Licensee at Licensor's place of business in Keasbey, New Jersey, and delivery will be F.O.B. Licensor's place of business. Licensee will be solely responsible for disassembling, moving and reassembling such Equipment. Licensee will provide Licensor with a certificate of insurance with respect to all personnel utilized or employed for the purpose of disassembling and moving such Equipment as follows:

           (a) Workmen's Compensation and employer's Liability Insurance, including Occupational Disease, covering all personnel

                (aa) Employer's Liability (Coverage B on Workmen's Compensation Policy) $100,000 minimum for each accident or disease.

           (b) Comprehensive General Liability Insurance (endorsed to include Contractual Liability coverage)

                (bb)  Minimum Limits of Liability:

                      Bodily Injury Liability: $250,000 each occurrence
                                          500,000 aggregate

                      Property Damage Liability: $100,000 each occurrence

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           (c)  Automobile Liability Insurance

                (cc)  Minimum Limits of Liability:

                      Bodily Injury: $100,000 each person
                                  300,000 each person

                      Property Damage: $200,000 each accident

           Licensee will keep such insurance coverage in effect at all times during the disassembling, moving and reassembling of such Equipment.

     5. Licensee will pay the Purchase Price for the Equipment so purchased within thirty days of the date such Equipment is shipped to Licensee or within two hundred ten days after the giving of written notice as provided in Section 2, whichever comes first. Payment will be made in United States dollars at the office of Licensor set forth at the beginning of this Agreement or at such other place as Licensor may direct. Licensor will retain a purchase money security interest in the Equipment so purchased until Licensee has paid for such Equipment in accordance with the terms of this Agreement, and Licensee agrees to execute such further documents, including UCC-1 Financing
Statements, as are necessary to perfect Licensor's security interest in such Equipment.

     6. Licensee may not assign this Agreement or all or any part of its rights under this Agreement to any other person, firm or corporation without the prior written consent of Licensor, which will not be unreasonably withheld by Licensor with respect to an assignment by Licensee to any wholly owned subsidiary of Licensee.

     7. Any notice or other communication to either party to this Agreement required or permitted under this Agreement will be in writing and will be sent by registered air mail, return receipt requested, postage prepaid, addressed to the address of such party set forth at the beginning of this Agreement or to such changed address as such party shall have communicated to the other.
Any such notice or communication will be deemed to have been served when delivered or, if delivery is not accepted by reason of the fault of the addressee, when tendered.

     8. All disputes arising in connection with this Agreement will be finally settled by mediation held and conducted in Worcester, Massachusetts in accordance with the rules of the American Arbitration Association. Judgment to enforce the agreement reached may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. In interpreting the provisions of this agreement, the mediators will apply the law of the Commonwealth of Massachusetts.

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     9     This Agreement may be executed in several counterparts an each such counterpart shall be deemed an original of this agreement.

     10. This agreement will be effective (the "Effective Date") when the License Agreement becomes effective in accordance with its terms. If the License Agreement does not become effective in accordance with its terms, then this Agreement will be null and void.

     IN WITNESS WHEREOF, Licensor and Licensee have caused this agreement to be duly executed on the date first above written.



                                      LICENSOR:

                                      Carborundum Corporation


                                      By:  /s/ Robert C. Ayotte
                                           ----------------------------------

                                      LICENSEE:
                                      New Castle Refractories Company,
                                      A Division of Dixon Ticonderoga


                                      By:  /s/ Gino N. Pala
                                           ----------------------------------

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                                 EXHIBIT A
                           (Pages 1 - 4 attached)



             Item                              Purchase Price
             ----                              --------------

          Crossley Press, 1000 Ton                $25,000
          Bickley Bell Kiln, 360 Cubic Foot       $75,000
          Maxibrator, Carborundum Custom Design   $25,000

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                                 EXHIBIT A
                               (Page 1 of 4)

                        The Crossley Machine Company
                              Specifications
                     1000-Ton Press - Double Compession

                              HYDRAULIC PRESS


Press Specifications:

Press Tonnage:        1,000 tons infinitely adjustable to 100-ton minimum
Power Requirements:   150 Horsepower and 10 Horsepower
Press Weight:         65,000 lbs. - 70,000 lbs. plus hydraulic unit.
Top Ram - Approach and return:  600 inches per minute
Top Ram - Max. pressing speed: 30 inches per minute-infinitely adjustable Bottom Ram-Max. pressing speed 30 inches per minute-infinitely adjustable Maximum Hydraulic Pressure to reach 1,000 tons - 3,767 pounds per sq in.


Hydraulic Power Unit:

With safety and "clean oil" controls as follows:

a.   "Oversize" air breather.
b. Temperature switch pre-set to 145 degrees F. Will prevent press from operating if temperature exceeds normal operating temperature (110-120 degrees F).
c. High pressure relief valve pre-set to prevent hydraulic pressure over normal maximum pressure.
d. Ten micron "full" flow filters and three micron filter for continuous clean oil. Filters will have indicators for internal element change.
e.   Water cooler with thermostatic control for control of oil temperature.
f.   Provisions to add water heater if required.
g.   Low level oil and temperature indicator.

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                           EXHIBIT A (Page 2 of 4)
Hydraulic Press
Page 2

Mechanical "Wear" Protection:

a.    Case hardened alloy steel columns.
b.    "Polypak" piston seals and wipers.
c.    Flexible boots for lower ram - column area, die rods and ram pistons.
d.    Split bronze bushings and wiper seals for rams - column area.

Safety Features:

a.    Two hand anti-tie down cycle start buttons.
b.    Mechanical latch type safety bar for ram.
c.    Photohead or equivalent electrical interlock
      (at operator position, front of press).

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                        EXHIBIT A (Page 3 of 4)



                            BICKLEY KILN



-     Bickley Model 2500 Iso - Jet Carbell Kiln


- The kiln is equipped with two (2) kiln cars with nominal setting dimensions of 72" wide X 144" long X 60" high each. Total kiln volume is 360 cubic feet.


- Maximum firing temperature of PCE Cone 30 is reached with eight (8) dual fuel Iso - Jet burners (type 3.5 BPN-1000) having a total BTU input rating of 6.0 million BTU per hour.


- Fuel is natural gas and propane vapor alternate, with natural gas rated at 1000 BTU per cubic foot.

- Electrical hookup is 440 volt, 3-phase, 60-cycle for power and 110 volt, 1-phase, 60-cycle for control.

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                         EXHIBIT A (Page 4 of 4)


                              MAXIBRATOR


Maxibratr is an electromechanical vibratory compacting machine used for making relatively complicated shapes. It is also a machine of choice when a small quantity of a shape is to be made since there is no machine/mold setup involved.

The basic machine consists of two (2) invicta type electromechanical vibrators fixed to a lower platen. The electromechanical vibrators deliver the compaction energy to the mold through the lower platen. The vibrator/platen assembly is located from the main machime base by Metalastic vibration isolators. The upper platen with two (2) 5" bore X 24" stroke air cylinders provide the clamping force needed to hold the mold against the lower platen.
A noise enclosure surrounds the machine. The enclosure has a walk in access for maintenance and air cylinder powered doors to pass for mold access.